EXHIBIT 4.3
CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF INCORPORATION
OF
ZILA, INC.
     Zila, Inc., a corporation organized and existing under the General Corporation Law of Delaware (“Corporation”), pursuant to Section 242 of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:
     FIRST: That at a meeting of the Board of Directors on October 26, 2006, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation (the “Certificate of Incorporation”) of the Corporation, declaring said amendment to be advisable and directing that said amendment be considered at the annual meeting of the stockholders. The resolutions setting forth the proposed amendment are as follows:
     RESOLVED, that the Board approves the proposed amendment to the Certificate of Incorporation of this Corporation, to increase the authorized capitalization of the Corporation (the “Amendment”);
     RESOLVED, that the Amendment be, and it hereby is, recommended to the stockholders of the Corporation for approval as being in the best interest of the Corporation;
     RESOLVED, that, upon approval of the stockholders of the Corporation, as required by law, Paragraph 1 of Article 4 of the Corporation’s Certificate of Incorporation be amended in its entirety to read as follows:

“4.	The total number of shares of capital stock which the Corporation shall have authority to issue is 150,000,000, divided into 147,500,000 shares of common stock of the par value $.001 per share and 2,500,000 shares of preferred stock of the par value of $.001 per share.”
     SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held on December 14, 2006 upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the Amendment.
     THIRD: That said Amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Zila, Inc. has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by the undersigned duly authorized officer who declares under penalty of perjury that the matters set forth in the foregoing Certificate of Amendment are true and correct to his knowledge.
     Dated: December 14, 2006

ZILA, INC.

By: Name:	/s/ Gary V. Klinefelter Gary V. Klinefelter
Title:	Vice President and Secretary

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